Exhibit 10.14
SECOND AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN
VOUGHT AIRCRAFT INDUSTRIES, INC. AND JOY ROMERO
     This Amendment (this “Second Amendment”) to that certain Employment Agreement between Vought Aircraft Industries, Inc. (the “Company”) and Joy Romero (the “Executive”) dated as of August 28, 2007 (the “Employment Agreement”) is made as of this 29th day of July, 2009 (the “Amendment Date”) by and among the Company and the Executive, and shall become effective, if at all, only on the Amendment Effective Date (as defined below). Except as set forth is this Second Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Employment Agreement.
WITNESSETH
     WHEREAS, the Employment Agreement was previously amended effective as of December 31, 2008 (the “First Amendment”);
     WHEREAS, the Company and the Executive desire to further amend the Employment Agreement, subject to the terms and conditions set forth herein; and
     WHEREAS, the Company and the Executive intend that such amendments to the Employment Agreement shall become effective only upon the consummation of a Sale (as defined below).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:
     1. Amendment to Section 2(g) of the Employment Agreement. Effective as of the Amendment Effective Date, the second sentence of Section 2(g) of the Employment Agreement is hereby deleted and replaced with the following:
“To the extent that any reimbursements, including without limitation any reimbursements pursuant to Section 2(c) above or pursuant to this Section 2(g) or pursuant to Section 4(b)(iv) below, are determined to constitute taxable compensation to the Executive, then reimbursement requests with respect to such expenses shall be reimbursed no later than December 31st of the year following the year in which the expense was incurred.”
     2. Amendment to Section 4(b) the Employment Agreement. Effective as of the Amendment Effective Date, Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(b)	Termination without Cause or resignation for Good Reason. If, during the Term, the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the code and Treasury Regulation Section 1.409A-1 (h)) (a “Separation from Service”) by reason of a termination of the Executive’s employment without Cause pursuant to Section 3(a)(iv) or for Good Reason pursuant to Section 3(a)(v), the Company shall, subject to the Executive signing and not revoking., within thirty (30) days following the Separation from Service, a release of claims in substantially the form attached hereto as Exhibit A:
(i)	pay to the Executive, in a lump sum on the Company’s first payroll date occurring on or after the 30th day following the Separation from Service (the “First Payroll Date”), an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued her employment hereunder for a period of eighteen (18) months following the Date of Termination;

(ii)	pay to the Executive a lump sum amount on the First Payment Date equal to 1.5 times her annual target bonus amount under the Company’s Management Incentive bonus plan;

(iii)	pay to the Executive a lump-sum amount equal to the total aggregate eighteen (18) month premium costs for group medical, dental and vision benefit coverage for the Executive and the Executive’s spouse and dependents, in each case, as in effect with respect to each such individual immediately prior to such Separation from Service, which payment shall be made on the First Payroll Date and which payment may be applied by the Executive, in her discretion, to the purchase of comparable coverage. For the avoidance of doubt, the payment described in this Section 4(b)(iii)shall be subject to withholding of any federal state, local or foreign withholding or other taxes or charges which the Company is required to withhold;

(iv)	reimburse the Executive for reasonable and documented relocation expenses that are incurred by the Executive within 24 months after the Date of Termination upon the Executive’s relocation from North Charleston, South Carolina to any other location within the continental United States, in accordance with the Company’s relocation policies in effect on the Date of Termination;

(v)	provide to the Executive, through the Company’s designated outplacement service provider, outplacement services for twelve months following the Termination Date, subject to any then-applicable contract terms between the Company and the outplacement service provider; and

(vi)	accelerate the vesting effective immediately prior to the date of the Separation from Service of any restricted stock units held by the Executive that are unvested as of such date and which have not been cancelled and forfeited in accordance with the terms of the agreement governing such restricted stock units. Vested restricted stock units held by the Executive, including restricted stock units that vest pursuant to this Section 4(b)(vi) shall continue to be payable at such times as are specified in the applicable agreement governing such restricted stock units.”
     3. Amendment to Section 5(b) of the Employment Agreement. Effective as of the Amendment Effective Date, Section 5(b) of the Agreement is amended by inserting the following clause at the beginning thereof:
“Except as may be agreed to by the Company in writing,”
     4. Amendment Effective Date. The amendments to the Employment Agreement set forth in Sections 1, 2 and 3 above shall be subject to the condition that a Sale be completed on or before December 31, 2010 and shall become effective only upon the closing date with respect to such Sale (the “Amendment Effective Date”). Prior to the Amendment Effective Date, the Employment Agreement, including the First Amendment, shall remain unchanged by this Amendment and shall continue in full force and effect according to its terms as in effect immediately prior to the Amendment Date. For purposes of this Amendment, a “Sale” shall mean the consummation of the sale, lease, transfer, conveyance or other disposition of the Company’s 787 Division, as reasonably approved by the Board of Directors of the Company in place immediately prior to such Sale. If the closing date with respect to a Sale does not occur prior to the close of business on December 31, 2010, this Amendment shall become null and void and the amendments to the Employment Agreement set forth in Sections 1, 2 and 3 above shall not become effective.
     5. No Other Amendment. Except as expressly set forth in this Second Amendment, following the Amendment Effective Date, the Employment Agreement, including the First Amendment, shall remain unchanged and shall continue in full force and effect according to its terms.
     6. Acknowledgement. The Executive acknowledges and agrees that she has carefully read this Second Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.
     7. Governing Law; Counterparts. This Second Amendment shall be construed in accordance with the laws of the State of Texas without reference to principles of conflicts of law and may be executed in several counterparts by the parties.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Second Amendment to be executed in its name on its behalf, all as of the Amendment Date.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Thomas F. Stubbins
	Name:	Thomas F. Stubbins
	Title:	Vice President Human Resources

JOY ROMERO
/s/ Joy Romero

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